Exhibit 10.1

EMPLOYMENT AGREEMENT

   This Employment Agreement, dated as of January 5, 2017, is made and entered into between  Peter N. Payne, an individual having an address at 3605 Laurel Hills Road, Raleigh, North Carolina 27612 (the “Executive”) and New York Global Innovations Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

   WHEREAS, the Company desires to employ the Executive; and

   WHEREAS, the Executive is willing to render services to the Company, on the terms and subject to the conditions hereinafter set forth;

   NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements and promises hereinafter set forth, the parties hereto covenant and agree as follows:

1. EMPLOYMENT.  The Company will employ the Executive as its Chief Executive Officer (“CEO”) and the Executive hereby accepts such employment, in each case, upon the terms and subject to the conditions hereinafter set forth, commencing January 10, 2017, (the “Start Date”), and continuing indefinitely, unless terminated pursuant to Section 4 hereof. The term “Employment Period” as used herein means the entire period during which the Executive continues to be employed by the Company hereunder.

2. DUTIES.

  (a) Obligations of Executive.  The Executive will report to the Board of Directors of the Company (the “Board”). The Executive will perform and discharge diligently and faithfully the duties as may be assigned to him from time to time by the Board

  (b) Full Time Employment.  The Executive will devote his full business time, attention, skills and energies to the performance of his duties hereunder and to the promotion of the business of the Company, consistent with such duties, and will not during the Employment Period be employed, become an officer of or be engaged in any other business activity; provided, however, that this will not be construed as preventing him from investing his personal assets in businesses which do not compete with the Company.

  (c) Restrictive Covenants.  The Executive is delivering to the Company simultaneously with his execution of this Agreement a signed copy of the Executive Confidentiality and Intellectual Property Rights Agreement annexed hereto as Exhibit A (the “Restrictive Covenants”).

3. COMPENSATION AND BENEFITS.

  (a) Salary.  For services rendered by the Executive hereunder, the Company will pay Executive a gross base salary (the “Salary”) at the annual rate of One Hundred and Eighty Thousand US Dollars (US$180,000), less payroll deductions and withholdings as required by applicable law.  Notwithstanding the foregoing, if, by December 31, 2017 (the “Investment Date”), the Company receives capital investments in the aggregate amount of at least four million dollars (US$4,000,000.00) (the “Capital Raise”), the Salary will increase to an annual rate of Three Hundred Thousand US Dollars (US$300,000.00), less payroll deductions and withholdings as required by applicable law.  The Salary will be payable in accordance with the Company’s normal payroll practices.

  (b) Bonus. The Executive shall be entitled to receive an annual bonus at the discretion of the Board (a “Bonus”).  In addition, in the event of a successful Capital Raise in advance of the Investment Date, the Executive shall be entitled to receive a bonus of Ten Thousand US Dollars (US$10,000.00) for each month that he was employed with the Company prior to the Investment Date.

  (c) Benefits.  Beginning on the Start Date and until the end of the Employment Period, the Company will provide the Executive with health and dental group coverage and any other employee benefits, including life insurance and pension benefits, made generally available to salaried employees of the Company from time to time, in accordance with the respective terms of such plans and programs.  Such benefits may be modified at any time in the sole and absolute discretion of the Company. Executive will be responsible for any other allocation or payments as may be required by the health or dental insurance plans.

  (d) Stock Option Plan.  The Executive shall, to the extent he is otherwise eligible, be entitled to participate in the Company’s stock option plan (the “Stock Option Plan”); provided that any grant of options shall be subject to vesting and other terms and conditions as may be determined by the Board.

  (e) Expense Reimbursement.  The Company shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the Term in the performance of the Executive’s services under this Agreement.

  (f) Vacation.  The Executive will be entitled to twenty (20) vacation days per calendar year, prorated for partial years.  In all other respects, the Executive’s vacation and sick leave benefit will be governed by the Company’s vacation and sick leave policy, which the Company may publish and revise in its sole discretion from time to time.

4. TERMINATION.

  (a) Termination by the Executive.  The Executive may terminate his employment at any time, effective upon thirty (30) days prior written notice to the Company; provided, however, that in case of such termination, the Executive will be entitled only to payments and benefits accruing until the day prior to the effective date of termination and benefits that are required by applicable law governing wage payments or continuation of benefits.  If the Executive elects to terminate his employment under this provision, the Company may elect, by written notice to the Executive, to terminate his employment on any date on or after the Company’s written notice and prior to the aforesaid thirty (30) day period. The Executive’s unvested options issued under the Company’s Stock Option Plan shall be forfeited upon the Executive’s termination.

  (b) Termination Without Cause by the Company.  The Company may terminate the Executive’s employment without cause at any time, such termination to be effective on the date set forth in the written notice thereof given to the Executive. In such event, the Company will continue to pay the Executive the equivalent of his Salary on the Company’s regular payroll schedule and the Executive shall be eligible to participate in the Company’s benefit plans to the extent permitted under and in accordance with the terms of those plans, including the benefits specified in Section 3(c) for a period of two (2) months after the effective date of such termination without cause. Any Salary continuation payable hereunder shall be paid by the Company only if a general release of claims has been duly executed by the Executive and delivered to the Company and any applicable revocation period has expired within the sixty (60) day period following termination of employment.  Any Salary continuation payment otherwise owed during that sixty (60) day period will be deferred and paid in a lump sum on the 60th day following Executive’s termination of employment.

  (c) Termination for Cause by the Company.  The Company may terminate the Executive’s employment for Cause at any time during the Employment Period, effective immediately upon giving the Executive written notice of such termination.  In such event, the Executive will be entitled only to payments and benefits accrued to the effective date of termination or that are required by applicable law governing wage payments or continuation of benefits.  As used herein, the term “Cause” will mean any of the following events:

        (i)  the Executive is convicted of any felony;

        (ii) the Executive is convicted of any misdemeanor involving moral turpitude, if in the reasonable good-faith judgment of the Company such conviction has or could materially damage the reputation of the Company or is likely to materially interfere with the Executive’s performance of his duties hereunder;

       (iii) the Executive commits a material breach of this Agreement, or engages in a willful failure to carry out the material directives of any superior authorized by the Company to give such directives (which failure is not cured by Executive within ten (10) days of receipt of written notice); and

       (iv) the Executive commits a breach of any fiduciary duty or duty of loyalty owed to the Company, gross negligence, gross malfeasance, gross nonfeasance or willful misconduct in the performance of his duties, including, without limitation, criminal dishonesty, fraud, embezzlement or theft; breach of any of the Restrictive Covenants; a material violation of any Company or other external (e.g., professional) code of conduct to which the Executive may be subject (which violation is not cured by Executive within ten (10) days of receipt of written notice); and any act or failure to act that the Executive knows or reasonably should know is or likely to be materially injurious to the business or reputation of the Company (which act or failure to act is not cured by Executive within thirty (30) days of receipt of written notice).

  (d) Death.  If the Executive dies during the Employment Period, this Agreement and the Executive’s employment will automatically terminate as of the date of his death.  In such event, the Company will pay to the Executive’s estate any accrued, earned and unpaid Salary and benefits through the date of his death, and, if applicable, any unused vacation days accrued as of the date of his death, and the Executive’s estate will neither be entitled to any further payments or benefits under this Agreement except as required by any applicable federal or state law.

   (e) Disability.  If the Executive is incapacitated by accident, sickness or otherwise so as to render him mentally or physically incapable of performing fully the services required of him under this Agreement (referred to herein as a “Disability”) for a period of sixty (60) consecutive days, the Company may terminate this Agreement and the Executive’s employment effective immediately after the expiration of such period, upon giving the Executive written notice of such termination. In such event, the Company will pay to the Executive any accrued, earned and unpaid Salary and benefits through the date of termination, and, if applicable, any unused vacation days accrued as of the date of termination, and the Executive will not be entitled to any further payments or benefits under this Agreement. Notwithstanding the foregoing provision, the Company acknowledges that it may be subject to the requirements of the Americans with Disabilities Act, the Family and Medical Leave Act and corresponding state laws which may affect its right to terminate the Executive’s employment on account of a Disability.

5. NOTICES.  Any notices or other communications required to be given pursuant to this Agreement will be in writing and will be deemed given: (i) upon delivery by hand to the Executive, if delivery is to the Executive, or to an officer of the Company, other than the Executive, if delivery is to the Company, as the case may be; (ii) after two (2) business days if sent by express mail or air courier; (iii) four (4) business days after being mailed, if sent by registered mail (airmail if to an address in a foreign country from the point of mailing), postage prepaid, return receipt requested; or (iv) upon transmission, if sent by facsimile or email (provided that a confirmation copy is sent in the manner provided in clause (ii) or clause (iii) of this Section 5 within thirty-six (36) hours after such transmission), except that if notice is received by facsimile or email after 5:00 p.m. on a business day at the place of receipt, it will be effective as of the following business day.  All communications hereunder will be delivered to the respective parties at the following addresses:

If to the Company:

New York Global Innovations Inc.
18 East 16th Street, Suite 307
New York, New York 10003
Attn:  Chairman of the Board

With a copy to:
ZAG-S&W, LLP
1633 Broadway, 32nd Floor
New York, New York
Fax No: (212) 660-3001

If to the Executive:

Peter N. Payne
3605 Laurel Hills Road
Raleigh, North Carolina 27612

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

6. GOVERNING LAW.  The parties agree that this Agreement will be governed and construed by and in accordance with the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

7. DISPUTE RESOLUTION.  Any dispute, controversy or claim between the Company, its officers, directors, members, employees, parent companies and subsidiaries, and Executive, arising out of, relating to or concerning the provisions of this Agreement, any other Agreement with Executive relating to or arising out of Executive’s employment relationship with the Company, or otherwise arising out of, relating to or concerning any rights, obligations or other aspects of the employment relationship, including but not limited to discrimination or retaliation claims (“Employment-Related Disputes”), shall be settled exclusively by binding arbitration before and in accordance with the Federal Arbitration Act, 9 U.S.C §§ 1-16, in the State of New York, County of New York, in accordance with the American Arbitration Association Rules for Resolution of Employment Disputes.  Each party hereby waives any right to seek judicial intervention and agrees that all rights and obligation under this Agreement and any Employment-Related Disputes must be determined solely in the arbitration proceeding.  Provided, however, that nothing contained herein shall prevent a party from seeking temporary emergency relief (such as a temporary restraining order, preliminary injunction or such other temporary emergency relief) in court with respect to enforcement of this § 7 or of the Restrictive Covenants set forth in Exhibit A hereto (“Temporary Emergency Relief”).  Each party hereby irrevocably submits to the exclusive jurisdiction of the Federal and State courts of the State of New York located in New York County for the adjudication of any dispute relating to or in connection with such Temporary Emergency Relief.  Neither an application for such Temporary Emergency Relief, nor a court’s consideration of granting such relief, shall constitute a waiver of the right to pursue arbitration under this section or delay the appointment of an arbitrator or the progress of arbitration proceedings

8. WAIVER OF BREACH.  The waiver by the Company of a breach of any provision of this Agreement by the Executive will not operate or be construed as a waiver of any subsequent breach by the Executive.

9. SUCCESSORS AND ASSIGNS.  This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective heirs, successors, representatives and assigns.  This Agreement is assignable to any legal successor of the Company.  This Agreement may not be assigned by the Executive.

10.             ENTIRE AGREEMENT.  This Agreement, which includes the Restrictive Covenants, constitutes the entire understanding and agreement between the Company and the Executive with regard to all matters contained herein, incorporates and supersedes all prior and simultaneous agreements between the parties concerning the employment of the Executive by the Company.  The parties agree that the Stock Option Plan governs the terms of the Company’s stock options and if any provisions of this Agreement conflict with the terms of the Stock Option Plan, the terms of the Stock Option Plan shall govern.  The parties are not relying upon, and cannot rely upon, any prior or contemporaneous agreements, conditions, promises or representations, oral or written, express or implied, that are not expressly set forth herein.

11. INTERNAL REVENUE CODE SECTION 409A.  This Agreement shall be interpreted and administered in a manner so that any amount payable hereunder shall be paid or provided in a manner and at such time and in such form that is either exempt from or compliant with the applicable requirements of Section 409A of the Code and applicable guidance and regulations issued thereunder.  Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable hereunder by reason of the Executive’s termination of employment, such amount or benefit will not be payable or distributable to the Executive by reason of such circumstance unless (i) the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. Any taxable reimbursements under this Agreement will be made no later than the end of the calendar year following the calendar year the expense was incurred.  For purposes of complying with Section 409A of the Code, any such reimbursements and any in-kind benefit under this Agreement will be subject to the following: (A) payment of such reimbursements or in-kind benefits during one calendar year will not affect the amount of such reimbursement or in-kind benefits provided during a subsequent calendar year; and (B) such reimbursement benefit or rights or in-kind benefits may not be exchanged or substituted for another form of compensation to the Executive.

12. SEVERABILITY.  If any provision of this Agreement is deemed invalid or unenforceable, the validity of the other provisions of this Agreement will not be impaired.  If any provision of this Agreement will be deemed invalid as to its scope, then notwithstanding such invalidity, that provision will be deemed valid to the fullest extent permitted by law, and the parties agree that, if any court makes such a determination, it will have the power to reduce the duration, scope and/or area of such provision and/or to delete specific words and phrases by “blue penciling” and, in its reduced or blue penciled form, such provision will then be enforceable as permitted by law.

13. MISCELLANEOUS. This Agreement may be executed in any number of counterparts, including facsimile or email counterparts, and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and when a counterpart has been executed by each of the parties hereto, all of the counterparts, when taken together, shall constitute one and the same agreement. This Agreement may not be modified or amended unless agreed to in a writing signed by both parties.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

Company: NEW YORK GLOBAL INNOVATIONS INC. By: _______________________ Name: Title: Executive: ___________________________ Peter N. Payne

EXHIBIT A

EXECUTIVE CONFIDENTIALITY AND INTELLECTUAL
 PROPERTY RIGHTS AGREEMENT

This Agreement is entered into by and between the undersigned Executive and New York Global Innovations Inc., a Delaware corporation (the “Company”).

RECITALS

A.                Executive is now, or desires to become, employed by the Company.

B. Executive understands and acknowledges that he will come into contact with, and be exposed to, valuable, special and unique Company confidential and proprietary information and trade secrets.  Executive further acknowledges the highly competitive nature of the Company’s business, understands, and acknowledges that the restrictions set forth in this Agreement are reasonable and necessary for the protection of the Company’s legitimate business interests.

NOW, THEREFORE, in exchange for the mutual covenants and conditions set forth herein, the parties, intending legally to be bound, hereby agree as follows:

1. Consideration.  Executive understands and acknowledges that the consideration for this Agreement is Executive’s employment by the Company and the compensation and other valuable benefits to be received by Executive during the course of Executive’s employment by the Company.

2. Confidential Information.  Executive agrees that, both during Executive’s employment by the Company and at all times thereafter, Executive will not, except as required to effectively and appropriately discharge Executive’s duties to the Company, directly or indirectly use or disclose to any third person, without the prior written consent of the Company, any Confidential Information (as hereinafter defined) of the Company or its parents, subsidiaries or affiliates worldwide (the “Company Group”).  For purposes of this Agreement, “Confidential Information” means financial data, sales figures, costs and pricing figures, test reports, test data, test procedures, testing manuals, testing software, marketing and other business plans, product development, marketing concepts, personnel matters, drawings, specifications, instructions, methods, processes, techniques, formulae or any other information of any kind relating to the service, business and products of the Company Group, technology, research, research data, business, affairs and finances of the Company Group and all other know-how, trade secrets or proprietary information, or any copies, elaborations, modifications and adaptations thereof, which are in the possession of the Company Group and which have not been published or disclosed to, and are not otherwise known to, the public.  In the event the Company Group is bound by a confidentiality agreement or understanding with a contributor, customer, vendor, supplier or other party regarding the confidential information of such person, which is more restrictive than specified above in this Section 2, and of which Executive has notice or is aware, the provisions of such other confidentiality agreement will be binding upon Executive and will not be superseded by this Section 2. Executive further agrees that all documents containing Confidential Information of the Company shall remain the exclusive property of the Company and that upon the termination of Executive’s employment with the Company for any reason or at any other time upon request, Executive will promptly deliver to the Company, without retaining any copies thereof, all tangible evidence of the Confidential Information, including, without limitation, all notes, memoranda, records, files and other documents, whether tangible or intangible, and regardless of how stored or maintained, whether on hard drives, thumb drives, computer tapes, discs, in “the cloud” or any other form of technology. Notwithstanding anything contained herein to the contrary, it is agreed that the obligations of confidentiality and non-use as set forth hereunder shall not apply to any information that the Executive demonstrates (a) was known to the Executive or in the public domain before the disclosure hereunder; or (b) becomes known to the public through no unauthorized act or omission on the part of the Executive; or (c) is disclosed to the Executive by a third party having a legal right to make such disclosure; or (d) is required to be disclosed by applicable law (but as to such disclosure required by applicable law, the Executive (X) shall give the Company advance notice of such potential disclosure so as to afford the Company an opportunity, at the Company’s expense, to object to such disclosure, and (Y) shall make such disclosure only to the extent required to be made by such applicable law).

3. Non-Competition Covenant. (I) During the term of Executive’s employment with the Company and for a period of two (2) months after such employment terminates, regardless of the reason, Executive will not (a) accept employment in the United States or any other geographic area in which the Company does business (during the course of his employment with the Company or at the time his employment terminates) (the “Restricted Geographical Area”) with any Competitive Business; or (b) engage in any business or activity (whether alone or as an owner, member, manager, partner, officer, employee, director, investor, lender, consultant or independent contractor of any entity) within the Restricted Geographical Area that is a Competitive Business.  For purposes of this Agreement, “Competitive Business” shall mean a business or entity that is engaged in the field of, or has a financial interest in, the therapeutic development of artemisinin derivative compounds, or any anti-viral or anti-parasitic compounds; and  (II) If the termination of employment is due to the expiration of the Employment Period and the Employment Agreement, the Company shall have the option, to be exercised in a written notice to Executive three months prior to the expiration of the Employment Period, of either (i) compensating Executive during the term of the Non-Competition Covenant as if the Company was to terminate Executive’s employment without Cause pursuant to § 4(b) of the Employment Agreement, or (ii) waiving the Non-Competition Covenant in Clause (I) immediately above.

4. Non-Solicitation Covenant.  During the term of Executive’s employment with the Company and for a period of two (2) months after such employment terminates, regardless of the reason, Executive will not directly or indirectly, for any reason or purpose whatsoever (other than on behalf of the Company in performing Executive’s required duties for the benefit of the Company) engage in any of the following activities, whether for Executive’s own benefit or on behalf of, or in conjunction with, any other corporation, partnership, limited liability company, proprietorship or business, and whether as an employee, partner, principal, officer, director, consultant, agent, shareholder, or otherwise: (i) request or cause any of the Company’s clients to cancel, modify or terminate any existing or continuing or, to the Executive’s knowledge, prospective business relationship, with the Company; (ii) persuade, induce, solicit, influence or attempt to influence, or cause any client or, to the Executive’s knowledge, prospective client of the Company, to cease or refrain from doing business, or to decline to do business, or to change or alter any existing or prospective business relationship, with the Company; (iii) solicit the employment of, recruit, employ, hire, cause to be employed or hired, entice away, or establish a business with, any then current officer, manager, or other employee or agent of the Company  or any of their respective affiliates  or any other such person who was employed by the Company within the twelve (12) months immediately prior to such employment or establishment, or suggest to or discuss with any such employee the discontinuation of that person’s status or employment with the Company; or (iv) assist any person, firm, entity, employer, business associate or member of Executive’s family to commit any of the foregoing acts.

5. Other Agreements/Warranties.  Executive warrants that Executive is not bound by the terms of any confidentiality agreement, non-competition agreement or non-solicitation agreement or any other agreement with a former employer or other third party which would preclude Executive from accepting employment with the Company or which would preclude Executive from effectively performing Executive’s duties for the Company.  Executive further warrants that, Executive has the right to make all disclosures that Executive will make to the Company during the course of Executive’s employment by the Company.

6. Company’s Intellectual Property Rights.

   (i) Work for Hire.  Executive agrees that all work, materials (tangible and intangible) and products produced, developed, created or completed by Executive on behalf of the Company during the course of Executive’s employment by the Company will be deemed “work for hire,” as such term is defined by the copyright laws of the United States, and are expressly intended to be wholly owned, and all copyright rights to be held, by the Company.  To the extent that any such copyrightable works may not, by operation of law, be works for hire, Executive agrees to and hereby does assign to the Company or its designees ownership of all copyright rights in those works.  The Company will have the right to obtain and hold in its own name copyrights, registrations and similar protection which may be available for those works.  Executive agrees to give the Company or its designees all assistance reasonably required to secure or protect those rights.

   (ii) Company’s Proprietary Rights.  Executive agrees that all discoveries, developments, ideas, improvements, modifications, innovations, inventions, processes, know-how, technical information, secret processes, programs, operating instructions, manuals, documentation, discs, tapes, written materials, systems, techniques, hardware, software, test procedures or other things, whether or not patentable (referred to herein as “Inventions”), that are made, conceived or reduced to practice by Executive, while employed by the Company, solely or with others, whether or not during working hours or on the Company’s premises, and that (i) relate to the Company’s activities or actual or demonstrably anticipated research or development or a reasonable or contemplated expansion thereof, or (ii) result from any work performed by Executive for the Company, or (iii) are developed on the Company’s time or using the Company’s equipment, supplies, facilities or trade secret information, or (iv) are based upon or are related to trade secrets and other confidential information of the Company, its parent company or affiliates that Executive have had access to through Executive’s employment by the Company, will be the exclusive property of, and will promptly be disclosed by Executive to, the Company.

    (iii) General.  Without limiting the preceding subsections of this Section 6, all intellectual property developed or generated by Executive during and in the course and scope of his employment with the Company, including any trademarks or trademark rights, shall be the exclusive property of the Company.

    (iv) Cooperation.  Executive agree that, at any time during or after Executive’s employment with the Company, Executive will, without further compensation but at the Company’s sole expense, sign all papers and cooperate in all other acts reasonably required to secure or protect the Company’s rights in all such property identified in subsection (b) above, including without limitation executing written assignments therefor and applying for, obtaining and enforcing patents thereon in any and all countries.  In the event that Executive is unable or unavailable or will refuse to sign any lawful or necessary documents required in order for the Company to apply for and obtain a patent or patents with respect to any work performed by Executive (including applications or renewals, extensions, divisions or continuations), Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agents and attorneys-in-fact to act for and in Executive’s behalf, and in Executive’s place and stead, to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents with respect to such new developments with the same legal force and effect as if executed by Executive.

   (v) Assignment of Intellectual Property Rights.  Nothing set forth in this Agreement will be deemed to limit the Company’s right to assign any intellectual property rights to any other party, whether a member of the Company Group or otherwise.

7. Enforcement/Remedies.  Executive understands and acknowledges that a breach of the provisions of this Agreement would injure the Company irreparably in a way which could not be adequately compensated for by damages.  Executive therefore agrees that in the event of any breach or threatened breach by Executive, Executive will be subject to disciplinary action up to and including termination by the Company, and the Company will be entitled to an injunction, without bond, restraining such breach, as well as costs and attorneys’ fees relating to any such proceeding or any other legal action to enforce the Agreement.  Nothing herein will be construed, however, as prohibiting the Company from pursuing other available remedies or recovering on any claim for damages for such breach or threatened breach.

8. Governing Law.  The parties agree that this Agreement will be governed and construed by and in accordance with the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

9. Dispute Resolution.  Any dispute, controversy or claim between the Company, its officers, directors, members, employees, parent companies and subsidiaries, and Executive, arising out of, relating to or concerning the provisions of this Agreement, any other Agreement with Executive relating to or arising out of Executive’s employment relationship with the Company, or otherwise arising out of, relating to or concerning any rights, obligations or other aspects of the employment relationship, including but not limited to discrimination or retaliation claims (“Employment-Related Disputes”), shall be settled exclusively by binding arbitration before and in accordance with the Federal Arbitration Act, 9 U.S.C §§ 1-16, in the State of New York, County of New York, in accordance with the American Arbitration Association Rules for Resolution of Employment Disputes.  Each party hereby waives any right to seek judicial intervention and agrees that all rights and obligation under this Agreement and any Employment-Related Disputes must be determined solely in the arbitration proceeding.  Provided, however, that nothing contained herein shall prevent a party from seeking temporary emergency relief (such as a temporary restraining order, preliminary injunction or such other temporary emergency relief) in court with respect to enforcement of this § 9 or of the Restrictive Covenants set forth herein (“Temporary Emergency Relief”).  Each party hereby irrevocably submits to the exclusive jurisdiction of the Federal and State courts of the State of New York located in New York County for the adjudication of any dispute relating to or in connection with such Temporary Emergency Relief.  Neither an application for such Temporary Emergency Relief, nor a court’s consideration of granting such relief, shall constitute a waiver of the right to pursue arbitration under this section or delay the appointment of an arbitrator or the progress of arbitration proceedings.

10. Severability.  If any provision of this Agreement is deemed invalid or unenforceable, the validity of the other provisions of this Agreement will not be impaired.  If any provision of this Agreement will be deemed invalid as to its scope, then notwithstanding such invalidity, that provision will be deemed valid to the fullest extent permitted by law, and the parties agree that, if any court makes such a determination, it will have the power to reduce the duration, scope and/or area of such provision and/or to delete specific words and phrases by “blue penciling” and, in its reduced or blue penciled form, such provision will then be enforceable as permitted by law.

11. Assignment.  The provisions of this Agreement will inure to the benefit of the successors and assigns of the Company.

12. Entire Agreement/Waiver.  This Agreement represents the entire understanding of the parties with respect to its subject matter, no modification of any provision hereof will be valid unless made in writing and signed by the parties hereto, and no waiver of any provision hereof will be valid unless made in writing and signed by the party to be charged with such waiver.  The parties are not relying upon, and cannot rely upon, any prior or contemporaneous agreements, conditions, promises or representations, oral or written, express or implied, that are not expressly set forth herein.  This Agreement may be modified or amended only in a writing signed by both parties.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized representative, and Executive has executed this Agreement as of the date set forth below.

Company: NEW YORK GLOBAL INNOVATIONS INC. By: _______________________ Name: Title: Executive: ___________________________ Peter N. Payne